Exhibit 10.5

COMMUNITY HEALTHCARE TRUST

INCORPORATED

SECOND AMENDED AND RESTATED

NON-EXECUTIVE OFFICER INCENTIVE PROGRAM

1.            Purpose. The Community Healthcare Trust Incorporated 2024 Incentive Plan (the “Plan”) was adopted to promote the interests of Community Healthcare Trust Incorporated (the “Company” or “CHCT”) and its stockholders by

•	strengthening the Company’s ability to attract and retain Eligible Persons and to motivate such individuals by means of performance-related incentives to achieve long-range performance goals;

•	enabling such Eligible Persons to participate in the long-term growth and financial success of the Company and encouraging stock ownership in the Company by such individuals; and

•	linking the compensation of such Eligible Persons to the long-term interests of the Company and its shareholders.

This Second Amended and Restated Non-Executive Officer Incentive Program (the “Program”) is being adopted to be utilized in conjunction with the Plan and is intended to further the purposes of the Plan by providing incentives to certain of the Company’s non-executive officer Eligible Persons that are designed to reward individual performance and the achievement of specific Company-level financial goals.

2.            Definitions. Whenever the following capitalized terms are used in this Program, they shall have the meanings specified below:

“AFFO” means adjusted funds from operations, as reported to the public by the Company in its earnings and results of operations news releases and in its periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

Other capitalized terms used herein, but not defined, shall have the meanings attributed to such terms in the Plan.

3.            Participation. The Participants in this Program are the Eligible Persons who are not executive officers of CHCT or its Affiliates or Subsidiaries, who have not been named by the Committee to participate in the Executive Officer Incentive Program and that have been named to participate in this program by the Chief Executive Officer (“CEO”) of the Company, subject to the advice and consent of the Committee.

4.            Awards. Awards shall be in cash or restricted stock as outlined below and may be granted to each Participant upon the CEO’s determination and in his/her discretion, subject to the advice and consent of the Committee. Awards shall generally be of the following types:

“Individual Performance Awards” (“IPA”) shall be in cash, at the discretion of the CEO and shall be for the purposes of: (i) rewarding a Participant’s individual efforts in contributing to the success of the Company and the Participant’s demonstration of competency within his or her job description and requisite skill sets and (ii) retaining the Participant as an employee of the Company. The Company anticipates that Participants will have the opportunity to earn an IPA each year. The Company will target an IPA appropriate for each Participant’s position with a maximum IPA for each Participant of up to 50% of such Participant’s Base Salary.

“Company Performance Awards” (“CPA”) shall be in cash and based on specific Company performance targets. The CEO may determine, in his/her discretion, the specific financial and/or operating metrics to be targeted, which may include, but are not limited to funds available for distribution, AFFO, dividend payout coverage, debt to total capitalization, payout percentages, etc. The measurement period shall be for such date or dates as the CEO may determine. The Company anticipates that Participants will have the opportunity to earn Company Performance Awards each year. The Company will target a CPA appropriate for each Participant’s position, generally using up to three performance metrics during any given measurement period, with a maximum combined award for all such metrics of up to 50% of such Participant’s Base Salary.

“Restricted Stock Awards.” (RSA) shall be in restricted stock and each Participant shall be eligible for an RSA of up to 15% of each such Participant’s Base Salary. Participants shall have the opportunity to earn an RSA each year in the form of Restricted Stock Awards with a five-year cliff vesting period and shall not be eligible for the Company’s Alignment of Interest Program. The “Determination Date” shall be January 15 of each year or, if such date is not a trading day, then the trading day immediately preceding January 15. The number of shares shall be determined as of the Determination Date by dividing the total of the Participant’s RSA by the average closing price of the common stock for the 10 trading days immediately preceding the Determination Date In the event of termination of a Participant’s employment for any reason, such Participant will forfeit any unvested RSA restricted stock.

The CEO shall, subject to the advice and consent of the Committee, have the discretion to alter the administration of awards under this Program at any time prior to the grant of any such award, in accordance with Section 3 of the Plan.

5.            Alignment of Interest Program Restricted Stock Election Awards. At the election of the Participant, the Participant may use any cash Awards received under this Program to purchase restricted stock, of the Company in accordance with the terms and provisions of the Plan and the Company’s Alignment of Interest Program (“AIP Stock”). In the event of termination of a Participant’s employment, the disposition of any unvested AIP Stock will be determined in accordance with such Participant’s Award Agreement. If a Participant voluntarily terminates his or her employment or is terminated for Cause (as such term is defined in the Plan), such Participant will forfeit any unvested AIP Stock. If a Participant’s employment is terminated by the Company without Cause, or by reason of Participant’s death, Disability or retirement (upon attainment of eligibility to retire in accordance with any applicable Company policy then in effect) all unvested AIP Stock will continue to vest pursuant to the Restricted Stock Agreement such AIP Stock is subject to.

6.            Amendments. The CEO, with advice and consent of the Committee, may from time to time amend or modify this Program, provided that no such action shall adversely affect Awards previously granted hereunder.

7.            Survival. This Program shall continue in effect as long as the Plan is in effect or until terminated by the CEO with advice and consent of the Committee.

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